Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Smith Barney Multiple Discipline Trust:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Multiple Discipline Portfolio – All Cap Growth and Value, Multiple Discipline Portfolio – Large Cap Growth and Value, Multiple Discipline Portfolio – Global All Cap Growth and Value and Multiple Discipline Portfolio – Balanced All Cap Growth and Value (to be known as Legg Mason Partners Variable Multiple Discipline Portfolio – All Cap Growth and Value, Legg Mason Partners Variable Multiple Discipline Portfolio – Large Cap Growth and Value, Legg Mason Partners Variable Multiple Discipline Portfolio – Global All Cap Growth and Value and Legg Mason Partners Variable Multiple Discipline Portfolio – Balanced All Cap Growth and Value, respectively on May 1, 2006), each a series of Smith Barney Multiple Discipline Trust (to be known as Legg Mason Partners Variable Portfolios IV on May 1, 2006), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006